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                                                                    EXHIBIT 12.1


               UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                                                Year Ended December 31
                                                                       ------------------------------------------
Millions of dollars                                                       1996    1995    1994    1993    1992
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Earnings from continuing operations before
  cumulative effect of accounting change                                 $  456    $249    $110    $272    $168
Provision for income taxes                                                  302     226     161     213     137

Minority interest                                                            -       -       -       -        5
                                                                       ------------------------------------------
   Earnings subtotal (a)                                                    758     475     271     485     310
Fixed charges included in earnings:
   Interest expense                                                         279     291     275     304     379
   Distributions on convertible preferred securities                         10      -       -       -       -
   Interest portion of rentals (b)                                           40      41      50      55      61
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      Subtotal                                                              329     332     325     359     440

Earnings from continuing operations
   available before fixed charges                                        $1,087    $807    $596    $844    $750
                                                                       ------------------------------------------
Fixed charges:
   Fixed charges included in earnings                                       329     332     325     359     440
   Capitalized interest                                                      15      35      30      30      34
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      Total fixed charges                                                  $344    $367    $355    $389    $474

Ratio of earnings from continuing operations to fixed charges               3.2     2.2     1.7     2.2     1.6
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(a) Includes pre-tax asset write downs of:                                  $75    $105     $71     $19     $50

      The ratio of earnings, excluding asset write downs,
       to fixed charges would be:                                           3.4     2.5     1.9     2.2     1.7

(b) Calculated as one-third of operating rental expense.

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